ARMOUR RESIDENTIAL REIT, INC. ANNOUNCES
FIRST QUARTER 2020 FINANCIAL DETAILS AND COMPANY UPDATE

VERO BEACH, Florida -- April 30, 2020 -- ARMOUR Residential REIT, Inc. (NYSE: ARR and ARR PRC) (“ARMOUR” or the “Company”) today announced the Company's financial position as of March 31, 2020. The Company also discussed details about the financial impacts of market volatility due to the novel Coronavirus ("COVID-19") pandemic and economic impacts of government and private efforts to reduce its spread through March 31, 2020. ARMOUR continues to take actions focusing on risk mitigation and prudent management of leverage and liquidity.
March 31, 2020 Financial Position

◦	ARMOUR's book value per common share was $11.10 per share.

◦	ARMOUR's liquidity, including cash and unencumbered securities, was $360 million.

◦
ARMOUR's stockholders' equity totaled $786 million, including the 7.00% Cumulative Series C Cumulative Redeemable Preferred Stock ("Series C Preferred") with liquidation preference totaling $133 million.

◦	ARMOUR's debt to equity ratio was 4.4 to 1 (based on repurchase agreements divided by stockholders’ equity).
Condensed balance sheet information (unaudited):

	March 31, 2020	December 31, 2019
	(in millions)
Assets
Cash	$334	$181
Cash collateral posted to counterparties	350	92
Investments in securities, at fair value:
Agency Securities	2,787	11,942
Credit Risk and Non-Agency Securities	766	883
Receivable for unsettled sales	688	—
Derivatives, at fair value	24	25
Accrued interest receivable	9	35
Prepaid and other	2	9
Subordinated loan to BUCKLER	105	105
Total Assets	$5,065	$13,272

Liabilities:
Repurchase agreements	3,466	11,354
Cash collateral posted by counterparties	130	15
Payable for unsettled purchases	471	358
Derivatives, at fair value	200	72
Accrued interest payable- repurchase agreements	3	32
Accounts payable and other accrued expenses	9	4
Total Liabilities	$4,279	$11,835

Stockholders’ Equity:
Additional paid-in capital	2,974	3,055
Accumulated deficit	(2,413)	(1,973)
Accumulated other comprehensive income	225	355
Total Stockholders’ Equity	786	1,437
Total Liabilities and Stockholders’ Equity	$5,065	$13,272

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ARMOUR Residential REIT, Inc. Announces First Quarter Financial Details and Company Update

April 30, 2020

First Quarter 2020 Major Drivers
The major drivers of the change in our financial position during the first quarter were:

	March 2020	January & February 2020	First Quarter 2020 Total
	unaudited (in millions)
Stockholders' Equity - Beginning	$1,373.8	$1,436.7	$1,436.7
Comprehensive Income (Loss) (1)
Net Gain (Loss) on Agency Securities	(295.5)	257.4	(38.1)
Gain on To Be Announced ("TBA") Securities	24.8	24.7	49.5
Loss on interest rate swaps	(155.6)	(263.0)	(418.6)
Loss on Credit Risk Transfer ("CRT") Securities	(179.1)	(4.0)	(183.1)
Gains on U.S. Treasury Securities	12.8	9.0	21.8
Net Interest Income	8.4	32.9	41.3
Expenses	(3.3)	(6.6)	(9.9)
Total Comprehensive Income (Loss)	$(587.5)	$50.4	$(537.1)

Capital Activities
Issuance of 7.00% Series C Preferred Stock	11.2	118.0	129.2
Redemption of 7.875% Series B Preferred Stock	—	(209.6)	(209.6)
Dividends and Other	(11.3)	(21.7)	(33.0)
Stockholders' Equity - Ending	$786.2	$1,373.8	$786.2
(1) Includes both realized and unrealized gains and losses.

Most of the market volatility that ARMOUR experienced related to the novel Coronavirus outbreak occurred in the second and third week of March 2020. To increase liquidity in March, ARMOUR significantly reduced its portfolio of Agency Securities (including TBA Securities) by 68% compared to December 31, 2019. The Company’s March 2020 loss on its Agency Securities portfolio was driven by the widening of mortgage spreads and the collapse of preferential market valuations of the specific demographic characteristics represented in our portfolio. These phenomena reversed price appreciation observed in January and February of 2020, which was driven by declining interest rates.

To maintain modestly positive overall portfolio duration, ARMOUR also terminated interest rate swaps during March. This reduced the Company's swap portfolio from $8 billion to $4 billion notional while also reducing the weighted average remaining term from 53 months to 46 months at March 31, 2020. The realized and unrealized losses on the Company’s swap portfolio were driven by the sustained decline in interest rates throughout the quarter.

The Company's 17 active counterparties, including its affiliate, BUCKLER Securities LLC, continued to provide the Company with access to repurchase financing during the first quarter of 2020. The Company has timely met all margin calls.

A majority of the Company's CRT positions in the first quarter of 2020 had investment grade credit ratings. Nevertheless, the CRT portfolio experienced dramatic declines in both estimated market values and trading activity in March, reflecting market fear and uncertainty about the impact of the Coronavirus on mortgage delinquencies and defaults. Repurchase financing counterparties responded by severely reducing the amount of financing offered (both by reducing the collateral value of CRT bonds and increasing the over collateralization haircut levels) while increasing the financing rates charged. ARMOUR pro-actively updated counterparty credit officers and marshaled liquidity to maintain sufficient repurchase financing and avoid the need to sell CRT bonds into a dysfunctional market.

Core Income, Including Drop Income
Core Income, including Drop Income, is a non-GAAP measure and is defined as net income, excluding impairment losses, gains or losses on sales of securities and early termination of derivatives, unrealized gains or losses on derivatives and certain non-recurring expenses, plus Drop Income (as defined below). Core Income may differ from GAAP total comprehensive income, which includes the unrealized gains or losses on the Company’s derivative instruments and the gains or losses on Agency and Credit Risk and Non Agency Securities.

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ARMOUR Residential REIT, Inc. Announces First Quarter Financial Details and Company Update

April 30, 2020

For a portion of its Agency securities the Company may enter into to-be-announced (TBA) forward contracts for the purchase or sale of Agency Securities at a predetermined price, face amount, issuer, coupon and stated maturity on an agreed-upon future date, but the particular Agency Securities to be delivered are not identified until shortly before the TBA settlement date. The Company accounts for TBA Agency Securities as derivative instruments if it is reasonably possible that it will not take or make physical delivery of the Agency Securities upon settlement of the contract. The Company may choose, prior to settlement, to move the settlement of these securities out to a later date by entering into an offsetting short or long position (referred to as a “pair off”), net settling the paired off positions for cash, and simultaneously purchasing or selling a similar TBA Agency Security for a later settlement date. This transaction is commonly referred to as a “dollar roll.” The Company accounts for TBA dollar roll transactions as a series of derivative transactions.
Forward settling TBA contracts typically trade at a discount, or “Drop,” to the regular settled TBA contract to reflect the expected interest income on the underlying deliverable Agency Securities, net of an implied financing cost, which would have been earned by the buyer if the contract settled on the next regular settlement date. When the Company enters into TBA contracts to buy Agency Securities for forward settlement, it earns this “Drop Income,” because the TBA contract is essentially a leveraged investment in the underlying Agency Securities. The amount of Drop Income is calculated as the difference between the spot price of similar TBA contracts for regular settlement and the forward settlement price on the trade date. The Company generally accounts for TBA contracts as derivatives and Drop Income is included as part of the periodic changes in fair value of the TBA contracts that the Company recognizes currently in the Other Income (Loss) section of its Consolidated Statement of Operations.
Regulation G Reconciliation
Core Income excludes impairment losses, gains or losses on sales of securities and early termination of derivatives, unrealized gains or losses on derivatives and certain non-recurring expenses, plus Drop Income. The Company believes that Core Income is useful to investors because it is related to the amount of dividends the Company may distribute. However, because Core Income is an incomplete measure of the Company’s financial performance and involves differences from total comprehensive income (loss) computed in accordance with GAAP, Core Income should be considered as supplementary to, and not as a substitute for, the Company’s total comprehensive income (loss) computed in accordance with GAAP as a measure of the Company’s financial performance.

The following table reconciles the Company’s total comprehensive loss to Core Income and Core Income per Common share for the quarter ended March 31, 2020 (dollar amounts in millions, except per share amounts):

Core Income
(in millions)
Total Comprehensive Loss	$(537.1)
Book to tax differences:
Credit Risk and Non-Agency Securities	182.3
U.S. Treasury Securities	(21.8)
Changes in interest rate contracts	363.3
Net Loss on Agency Securities	38.1
Drop Income	3.2
Core Income	$28.0
Less dividends on Preferred Stock	(2.8)
Core Income available to common stockholders	$25.2
Core Income per Common Share	$0.43
Company Update
At the close of business on April 27, 2020:

◦	Book value per Common share was estimated to be $11.01.

◦	ARMOUR’s liquidity, including cash and unencumbered securities, exceeded $460 million.

◦	ARMOUR’s approximately $5.5 billion securities portfolio included approximately $5.1 billion of Agency Securities (including TBA Agency Securities).

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ARMOUR Residential REIT, Inc. Announces First Quarter Financial Details and Company Update

April 30, 2020

◦
ARMOUR had raised approximately $48.4 million of additional capital with the issuance of 5,704,331 shares of the Company’s common stock through its existing at-the-market offering program, bringing total capitalization to approximately $844 million.

◦	ARMOUR's debt to equity ratio was approximately 4.3 to 1 (based on repurchase agreements divided by stockholders’ equity).

COVID-19 Pandemic
The novel COVID-19 pandemic has been unprecedented and continues to have a real-time impact on all business sectors. The extent of the ultimate impact of the COVID-19 pandemic on the Company's operational and financial performance will depend on various developments, including the duration of the outbreak and the spread of the virus and the federal government's and states' responses to the virus, which cannot be reasonably predicted at this time. While the Company is not able to estimate the future impact of the COVID-19 pandemic at this time, it could continue to materially affect the Company’s future financial and operational results.

Dividends
ARMOUR paid monthly cash dividends of $0.17 per share of the Company’s common stock, for a total of $0.51 per share for Q1. ARMOUR previously announced that the Company will move to a quarterly dividend on its common stock for the second quarter of 2020. ARMOUR’s Board of Directors will evaluate the Company’s results, financial position, real estate investment trust (“REIT”) tax requirements, and overall market conditions as the quarter progresses. The Company expects to announce its decision regarding the amount of second quarter dividends on common stock in the latter part of June 2020 as well as whether the Company will return to its prior monthly dividend policy. By adopting the more conventional policy of announcing quarterly dividends towards the end of the quarter, the Company believes it can maintain greater flexibility and generate increased liquidity. In order to maintain ARMOUR’s tax status as a REIT, the Company is required to timely distribute substantially all of its ordinary REIT taxable income for the tax year.

On April 27, 2020, ARMOUR paid its monthly dividend on its Series C Preferred Stock at the rate of $0.14583 per share to holders of record on April 15, 2020. ARMOUR previously announced the May monthly dividend on its Series C Preferred Stock at the rate of $0.14583 per share to holders of record on May 15, 2020 payable on May 27, 2020.

Conference Call
As previously announced, the Company will provide an online, real-time webcast of its conference call with equity analysts covering Q1 2020 operating results on Friday, May 1, 2020, at 8:30 a.m. (Eastern Time). The live broadcast will be available online and can be accessed at https://www.webcaster4.com/Webcast/Page/896/34423. To monitor the live webcast, please visit the website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. An online replay of the event will be available on the Company’s website at www.armourreit.com and continue for one year.

2020 Annual Meeting of Stockholders
The Company will hold its virtual-only annual meeting on Wednesday, May 20, 2020 at 8:00 a.m. (Eastern Time). Further information may be found at www.cstproxy.com/armourreit/2020.

ARMOUR Residential REIT, Inc.
ARMOUR invests primarily in fixed rate residential, adjustable rate and hybrid adjustable rate residential mortgage-backed securities issued or guaranteed by U.S. Government-sponsored enterprises (“GSEs”) or guaranteed by the Government National Mortgage Association. In addition, ARMOUR invests in other securities backed by residential mortgages for which the payment of principal and interest is not guaranteed by a GSE or government agency. ARMOUR is externally managed and advised by ARMOUR Capital Management LP, an investment advisor registered with the Securities and Exchange Commission (“SEC”).

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ARMOUR Residential REIT, Inc. Announces First Quarter Financial Details and Company Update

April 30, 2020

Safe Harbor
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, do not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these, and other risk factors are contained in the Company’s most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning the Company are expressly qualified in their entirety by the cautionary statements above. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Additional Information and Where to Find It
Investors, security holders and other interested persons may find additional ARMOUR's most recent Company Update and information regarding the Company at the SEC’s Internet site at www.sec.gov, or the Company website www.armourreit.com or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.

CONTACT:     investors@armourreit.com
James R. Mountain
Chief Financial Officer
ARMOUR Residential REIT, Inc.
(772) 617-4340

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